Exhibit 99.1

FENNEC ANNOUNCES ISSUANCE OF U.S. PATENT FOR USE OF PEDMARKTM

Research Triangle Park, NC, March 5, 2020 – Fennec Pharmaceuticals Inc. (Nasdaq: FENC; TSX: FRX), a specialty pharmaceutical company focused on the development of PEDMARKTM (a unique formulation of sodium thiosulfate (STS)) for the prevention of platinum-induced ototoxicity in pediatric patients, today announced that the U.S. Patent and Trademark Office will issue U.S. Patent 10,596,190 entitled “Method for Reducing Ototoxicity in Pediatric Patients Receiving Platinum-Based Chemotherapy.”  As suggested by the title, the patent captures the use of Fennec’s PEDMARK product to reduce the ototoxic effects of cisplatin in pediatric patients, particularly in the age group of five years or younger.  This is U.S Food and Drug Administration (FDA) Orange Book eligible U.S. patent, and reflects Fennec’s strategy to expand and diversify its intellectual property portfolio to obtain protection for the PEDMARK product.

PEDMARK was granted Orphan Drug Designation by the FDA in 2004. This designation, along with the U.S. Patent 10,596,190, strengthens the position of PEDMARK as the potential first and only treatment for the prevention of platinum induced ototoxicity in pediatric patients.

About PEDMARK™ (Sodium Thiosulfate (STS))

Cisplatin and other platinum compounds are essential chemotherapeutic agents for many pediatric malignancies.  Unfortunately, platinum-based therapies can cause ototoxicity, or hearing loss, which is permanent, irreversible and particularly harmful to the survivors of pediatric cancer.

In the U.S. and Europe, it is estimated annually that over 10,000 children may receive platinum-based chemotherapy.  The incidence of ototoxicity depends upon the dose and duration of chemotherapy, and many of these children require lifelong hearing aids. There is currently no established preventive agent for this hearing loss and only expensive, technically difficult and sub-optimal cochlear (inner ear) implants have been shown to provide some benefit. Infants and young children that suffer ototoxicity at critical stages of development lack speech language development and literacy, and older children and adolescents lack social-emotional development and educational achievement.

PEDMARK has been studied by cooperative groups in two Phase 3 clinical studies of survival and reduction of ototoxicity, The Clinical Oncology Group Protocol ACCL0431 and SIOPEL 6. Both studies have been completed. The COG ACCL0431 protocol enrolled one of five childhood cancers typically treated with intensive cisplatin therapy for localized and disseminated disease, including newly diagnosed hepatoblastoma, germ cell tumor, osteosarcoma, neuroblastoma, and medulloblastoma.  SIOPEL 6 enrolled only hepatoblastoma patients with localized tumors.

In February 2020, Fennec completed its rolling submission of a New Drug Application (NDA) to the FDA for PEDMARK™ and submitted a Marketing Authorization Application (MAA) to the European Medicines Agency (EMA) for sodium thiosulfate (tradename to be determined). PEDMARK  received Breakthrough Therapy and Fast Track Designation by the FDA in March 2018.  Further, PEDMARK has received Orphan Drug Designation in the U.S. for this setting.

About Fennec Pharmaceuticals

Fennec Pharmaceuticals Inc. is a specialty pharmaceutical company focused on the development of PEDMARK™ for the prevention of platinum-induced ototoxicity in pediatric patients. Fennec has a license agreement with Oregon Health and Science University (OHSU) for exclusive worldwide license rights to intellectual property directed to STS and its use for chemoprotection, including the prevention of ototoxicity induced by platinum chemotherapy, in humans.  For more information, please visit www.fennecpharma.com.

Forward Looking Statements

Except for historical information described in this press release, all other statements are forward-looking. Forward-looking statements are subject to certain risks and uncertainties inherent in the Company’s business that could cause actual results to vary, including such risks as unforeseen global instability, including political instability, or instability from an outbreak of pandemic or contagious disease, such as the novel coronavirus (COVID-19), or surrounding the duration and severity of an outbreak, that regulatory and guideline developments may change, scientific data may not be sufficient to meet regulatory standards or receipt of required regulatory clearances or approvals, clinical results may not be replicated in actual patient settings, protection offered by the Company’s patents and patent applications may be challenged, invalidated or circumvented by its competitors, the available market for the Company’s products will not be as large as expected, the Company’s products will not be able to penetrate one or more targeted markets, revenues will not be sufficient to fund further development and clinical studies, the Company may not meet its future capital requirements in different countries and municipalities, and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2019. Fennec Pharmaceuticals Inc. disclaims any obligation to update these forward-looking statements except as required by law.

For a more detailed discussion of related risk factors, please refer to our public filings available at www.sec.gov and www.sedar.com.

For further information, please contact:

Investors:

Rosty Raykov

Chief Executive Officer

Fennec Pharmaceuticals Inc.

(919) 636-5144

Media:

Elixir Health Public Relations

Lindsay Rocco

(862)-596-1304

lrocco@elixirhealthpr.com